Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS FIRST QUARTER 2015 RESULTS

First Quarter 2015 Financial and Portfolio Highlights

•	APX Group Reports Total Revenue of $149.9 Million, up 14.9% Year over Year

•	Adjusted EBITDA[1] $89.3 Million, up 14.2% Year over Year

•	Net New Security and Home Automation Subscribers Originations of 25,809

•	Average RMR per New Subscriber up 5.6% Year over Year to $61.46

•	Total Security and Home Automation Subscribers up 12.1% Year over Year

Provo, UT – May 13, 2015 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported results for the first quarter ended March 31, 2015.

“We’re pleased with Vivint’s first quarter in terms of operational execution, financial performance and product development. Year over year revenue increased 15% and we added 25,000 net new subscribers in the quarter”, said Todd Pedersen, CEO of APX Group. Mr. Pedersen continued, “Consumer adoption of additional services continues to be very strong, driving our Average RMR per New Subscriber to $61.46 this quarter, up 5.6% from Q1 2014. Our Sky Control SaaS operating system now has 193,000 users and the team continues to add functionality and features. Our high-speed wireless internet business is a key focus area and we opened San Antonio, Texas as our third market and drove 5,038 new customer originations during the quarter. We have plenty of work remaining to deliver in 2015, but we’re off to a strong start.”

APX Group reported total revenue of $149.9 million for the quarter ended March 31, 2015, an increase of 14.9%, as compared to $130.5 million for the same quarter ended March 31, 2014. The increase in revenue was driven primarily by a 12.1% increase in the Company’s security and home automation subscriber base along with a higher percentage of customers in the portfolio subscribing to additional Smart Home services. The Company’s first quarter 2015 revenues also included growth in its wireless Internet services and activation fees, off-set by the negative effects of foreign exchange rates.

“We’ve been extremely focused on driving sustainable enterprise productivity and you can see the results of this work in our year over year Adjusted EBITDA growth of 14.2%”, said Mark Davies, CFO of APX Group. “Vivint’s Net Service Margin increased 400 basis points year over year, from 71.8% in the first quarter last year to 75.8% this year, as Net Service Cost per Subscriber dropped to $13.82 from $14.98 in the same quarter last year. Account attrition improved from 13.6% in Q1 2014 to 12.5% in the current quarter. Additionally, we saw significant sequential improvement in our wireless internet EBITDA loss, which dropped from $3.9 million in Q4 2014 to $1.9 million this quarter.” Added, Davies, “We’ve gained traction this quarter in terms of our cost management and we’ll continue to balance profitable growth with long-term value creation.”

[1]

This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Summary of Key Financial and Portfolio Metrics for the comparable quarters

($ in millions, except for subscriber data)	March 31, 2014	March 31, 2015	YOY Change
Total Revenue	$130.5	$149.9	14.9%
Adjusted EBITDA	$78.2	$89.3	14.2%
Total RMR(1)	$42.1	$48.3	14.7%
Total Subscribers(1)	793,816	890,125	12.1%
Avg. RMR per Subscriber(1)	$53.05	$54.26	2.3%
Total Net New Originations	25,004	25,809	3.2%
Avg. RMR per New Subscriber(1)	$58.21	$61.46	5.6%
Subscriber Account Attrition(2)	13.6%	12.5%	110bps

(1)	Total Subscribers and RMR data excludes wireless Internet business and are provided as of each period end
(2)	Subscriber attrition is reported on an LTM basis for each period end and excludes wireless Internet business

Costs and Expenses

Operating expenses were $51.3 million for the quarter ended March 31, 2015, compared to $41.3 million for the same period in 2014. The increase was primarily related to expenses associated with the ramping of our wireless Internet service, an increase in the inventory reserves associated with the restocking of pulled and returned equipment and obsolescence, which were partially offset by a reduction in vehicle operating expenses. Net Service Cost per Subscriber in the first quarter of 2015 decreased to $13.82 from $14.98 in the first quarter of 2014, providing a Net Service Margin of 75.8%, excluding operating expenses associated with our wireless Internet service.

Selling expenses, net of capitalized subscriber acquisition costs, were $25.3 million for the quarter ended March 31, 2015 compared to $25.6 million for the quarter ended March 31, 2014. The year over year decrease was primarily attributable to lower lead generation costs associated with our inside sales channel, partially offset by an increase in personnel and administration costs to support growth in the Company’s new subscriber originations. Vivint’s LTM Net Creation Cost Multiple as of March 31, 2015 was 31.4x, excluding its wireless Internet service.

General and administrative (“G&A”) expenses were $28.2 million for the quarter ended March 31, 2015, compared to $25.1 million for the same period in 2014. The increase was primarily associated with facilities and information technology costs to support the growth in our security and home automation business, bad debt expense and cost for the wireless Internet business.

The Company’s net loss for the quarter ended March 31, 2015 was $50.3 million compared to net loss of $47.0 million for the same period in 2014. Adjusted EBITDA1 for the Company was $89.3 million for the quarter ended March 31, 2015, up 14.2% as compared to $78.2 million for the same period in 2014.

Liquidity

On March 6, 2015, the Company amended and restated its credit agreement for the revolving credit facility to provide for, among other things, an increase in the aggregate commitments previously available to the Company from $200.0 million to $289.4 million and the extension of the maturity date with respect to certain of the available commitments.

As of March 31, 2015, the Company’s liquidity position on a consolidated basis, defined as cash on hand, marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $271 million.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.8x at March 31, 2015.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. EDT today, May 13, 2015. To access the conference call, please dial (877) 201-0168 from the United States and Canada or (647) 788-4901 from outside the United States and Canada and use the conference ID 36466507. A financial results presentation and online access to join the webcast will be made available immediately prior to the call on the Investor Relations section of the Company’s website at www.investors.vivint.com/events-presentations/events-calendar.

A replay of the webcast will be made available on the Investor Relations section of the Company’s website at www.investors.vivint.com following the call.

About Vivint

As a leading smart home technology provider, Vivint offers home security, energy management, home automation, local cloud storage, and high-speed Internet solutions to more than 900,000 customers throughout the United States, Canada and New Zealand. The end-result is a smart home solution that saves you time and money and ultimately simplifies your life. For more information, visit the Company’s website at www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2014 (the “10-K”), and other reports filed with the Securities Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and home automation industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and home automation industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and home automation technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2014 and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We disclaim any obligations to and do not intend to update the above list or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise.

Certain Definitions

The following definitions are used in this press release for purposes of describing the results in our home security and automation business and except where noted, exclude our wireless internet business.

“Total Subscribers” means the aggregate number of active security and home automation subscribers at the end of a given period.

“RMR” means the recurring monthly revenue billed to a security and home automations subscriber.

“Total RMR” means the aggregate RMR billed to all security and home automation subscribers.

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period.

“Attrition” means the aggregate number of canceled security and home automation subscribers during a period divided by the monthly weighted average number of total security and home automation subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (120 days past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation.

“Net Subscriber Acquisition Costs” means direct and indirect costs to create a new security and home automation subscriber. These include commissions, equipment, installation, marketing and other allocations (G&A and overhead), less activation fees and up sell revenue. These costs also exclude residuals and long-term equity expenses associated with the direct-to-home sales channel.

“Net Creation Cost Multiple” means total Net Subscriber Acquisition Costs, divided by the number of new subscribers originated, and then divided by the Average RMR per New Subscriber.

“Net Service Cost per Subscriber” means total service costs, including monitoring, customer service, field service and other allocations (G&A and overhead) costs, less total service revenue divided by total service subscribers.

“Net Service Margin” means Average RMR per Subscriber less Net Service Costs divided by Average RMR per Subscriber.

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Monitoring revenue	$143,398	$124,859
Service and other sales revenue	5,225	4,834
Activation fees	1,308	766

Total revenues	149,931	130,459
Costs and expenses:
Operating expenses	51,330	41,317
Selling expenses	25,275	25,579
General and administrative expenses	28,234	25,135
Depreciation and amortization	57,057	50,352

Total costs and expenses	161,896	142,383

Loss from operations	(11,965)	(11,924)
Other expenses (income):
Interest expense	38,257	35,640
Interest income	—	(552)
Other (income) expenses, net	(40)	(245)

Total other expenses	38,217	34,843
Loss before income taxes	(50,182)	(46,767)
Income tax expense (benefit)	130	208

Net loss	$(50,312)	$(46,975)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	18,046	10,807
Restricted cash and cash equivalents	$14,214	$14,214
Accounts receivable, net	6,901	8,739
Inventories	65,852	36,157
Prepaid expenses and other current assets	12,842	15,454

Total current assets	117,855	85,371
Property and equipment, net	71,396	62,790
Subscriber contract costs, net	562,892	548,073
Deferred financing costs, net	53,830	52,158
Intangible assets, net	665,056	703,226
Goodwill	838,968	841,522
Long-term investments and other assets, net	10,466	10,533

Total assets	$2,320,463	$2,303,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$73,790	$31,323
Accrued payroll and commissions	28,024	37,979
Accrued expenses and other current liabilities	59,619	28,862
Deferred revenue	27,480	26,412
Current portion of capital lease obligations	5,715	5,549

Total current liabilities	194,628	130,125
Notes payable, net	1,862,887	1,863,155
Revolving line of credit	32,500	20,000
Capital lease obligations, net of current portion	10,236	10,655
Deferred revenue, net of current portion	33,079	32,505
Other long-term obligations	7,716	6,906
Deferred income tax liabilities	8,243	9,027

Total liabilities	2,149,289	2,072,373
Total stockholders’ equity	171,174	231,300

Total liabilities and stockholders’ equity	$2,320,463	$2,303,673

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net cash provided by operating activities	$53,010	$23,241
Net cash used in investing activities	(51,157)	(110,889)
Net cash provided by financing activities	5,987	(21)
Effect of exchange rate changes on cash	(601)	(174)

Net (decrease) increase in cash	7,239	(87,843)
Cash:
Beginning of period	10,807	261,905

End of period	$18,046	$174,062

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA, is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States. It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other measure derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We define “Adjusted EBITDA” as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of our Solar variable interest entity and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We believe that Adjusted EBITDA provides useful information about flexibility under our covenants to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of a company, to make informed investment decisions, and to evaluate a company’s ability to meet its debt service requirements. Adjusted EBITDA eliminates the effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of interest rates and changes in capitalization which management believes may not necessarily be indicative of a company’s underlying operating performance. Adjusted EBITDA is also used by us to measure covenant compliance under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net loss	$(50.3)	$(47.0)
Interest expense, net	38.2	35.1
Other (income) expense, net	—	(0.3)
Income tax expense (benefit)	0.1	0.2
Depreciation and amortization (i)	37.7	40.0
Amortization of capitalized creation costs	19.4	10.3
Non-capitalized subscriber acquisition costs (ii)	34.9	26.9
Non-cash compensation (iii)	0.7	0.5
Other Adjustments (iv)	8.6	12.5

Adjusted EBITDA	$89.3	$78.2

(i)	Excludes loan amortization costs that are included in interest expense.
(ii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases and, as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iii)	Reflects non-cash compensation costs related to employee and director stock option plans.
(iv)	Other Adjustments includes certain items such as product development costs, non-operating legal fees, other R&D, deferred revenue fair value adjustment, subcontracted monitoring fee savings, and other similar adjustments.